Exhibit 14

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the shares of common stock, par value $0.01 per share, of Wynn Resorts, Limited, and further agree that this Joint Filing Agreement (this “Agreement”) be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on his or her behalf any and all amendments to such Statement.

Dated: February 9, 2018

STEPHEN A. WYNN

/s/ Stephen A. Wynn
Stephen A. Wynn

Dated: February 9, 2018

WYNN FAMILY LIMITED PARTNERSHIP

By: Wynn GP, LLC, its general partner

By: Stephen A. Wynn Revocable Trust U/D/T/ Dated June 24, 2010, its manager

/s/ Stephen A. Wynn
By: Stephen A. Wynn
Title: Trustee